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Exhibit 21

List of Subsidiaries

Origen Financial, Inc. (f/k/a Dynex Financial, Inc.), a Virginia corporation Origen Manufactured Home Financial, Inc. (f/k/a Dynex Financial of Alabama,
  Inc.) a Virginia corporation
Dynex Insurance Agency, Inc., a Virginia corporation
Origen Financial L.L.C., a Delaware limited liability company
Origen Manufactured Home Financial, L.L.C., a Delaware limited liability company Origen Insurance Agency, L.L.C., a Virginia limited liability company
Origen Special Purpose, L.L.C., a Delaware limited liability company
Origen Special Purpose II, L.L.C., a Delaware limited liability company
Origen Financial of South Dakota, a Delaware limited liability company